Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 5, 2013, with respect to the financial statements of 800 Commerce, Inc. contained in the Amended Registration Statement and Prospectus of 800 Commerce, Inc. filed on August 5, 2013 and declared effective by the Securities and Exchange Commission on August 9, 2013, as amended by a Post-Effective Amendment No. 1 to the Registration Statement dated September 20, 2013. We hereby consent to the use of the aforementioned report in this Post-Effective Amendment No. 1 to Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.
West Palm Beach, FL
September20, 2013